Exhibit 99.1

News Release

Nalco Company
Date: February 5, 2008	1601 West Diehl Road
Naperville, IL 60563-1198
www.nalco.com
Nalco Reports Continued Strong Sales
Growth, Earnings Up 30 percent	Media Contact: Charlie Pajor
630 305 1556
Cpajor@nalco.com

Investor Contact: Mike Bushman
630 305 1025
mbushman@nalco.com

(Naperville, Illinois) Nalco Holding Company (NYSE:NLC) generated a 2007 sales increase of 8.6 percent to $3.912 billion, including 4.9 percent organic sales growth.

Net earnings rose 30.4 percent to $129.0 million from $98.9 million in 2006. Diluted earnings per share increased 31.3 percent to 88 cents per share from the year earlier 67 cents.  Earnings included after-tax charges of $42.3 million for business process optimization, reimbursed benefit plan contributions and unusual charges. These same items – which are defined adjustments in deriving Adjusted EBITDA for determining compliance with the Company’s debt covenants – totaled $24.8 million in 2006. Without these charges, earnings per share would have been $1.17 compared to 84 cents a year ago. (See attachment 7B)

Adjusted EBITDA for the year increased 7.3 percent to $729.8 million from 2006 results of $680.1 million. Earnings benefited from a fourth quarter insurance settlement from the 2005 hurricanes, resulting in $12.3 million improvement to Adjusted EBITDA and $7.6 million in after-tax net earnings, or 5 cents per share.

“We generated solid sales and profit growth in 2007,” said Bradley J. Bell, Executive Vice President and Chief Financial Officer.  “While second-half profitability was constrained by continuing problems in Europe and by product and other cost increases late in the year, we are pleased with the continuing strength in demand for our product and service offerings.”

Energy Services led organic growth for the year, up 8.8 percent on continued strength in Oilfield and Downstream businesses. Industrial and Institutional Services grew 5.3 percent led by rapid growth in Asia, Latin America and several North American markets. Paper Services revenues were essentially flat. In total, every region grew at least 6.5 percent organically except the European region, which declined 0.5 percent organically for the year.  Profitability in Europe declined more sharply as operating expense investments in growth areas were not offset by revenue growth and profits in other parts of Europe.

Free Cash Flow grew 9.3 percent to $200.6 million, even with a sizable, unplanned increase in receivables and a third quarter decision to accelerate pension funding.

Nalco’s waste coal agglomeration, or synfuel business, accounted for $79.5 million in sales during the year and $23.3 million in Direct Contribution.  In 2006, revenues were $62.0 million and Direct Contribution was $16.6 million. As a result of expiring customer tax incentives, this business does not continue into 2008. There are no asset write-offs or other charges expected as a result of the business elimination.

NALCO COMPANY

Fourth Quarter results

Sales growth continued to run at a solid pace in the fourth quarter, growing 9.2 percent to $1.034 billion from the year-earlier $946.8 million, with organic sales increasing 3.8 percent.

Net earnings decreased 17.9 percent to $31.1 million from the year-earlier $37.9 million. Diluted earnings per share decreased 15.4 percent to 22 cents from the prior-year 26 cents per share. Earnings included after-tax charges of $19.2 million for business process optimization, reimbursed benefit plan contributions and unusual charges – including a $12 million, previously disclosed expense for Nalco’s recently retired Chairman and Chief Executive Officer – versus $6.9 million for the same items in the fourth quarter of 2006. These items are defined adjustments in deriving Adjusted EBITDA for determining compliance with the Company’s debt covenants. Without these charges, earnings per share would have been 35 cents compared to 30 cents a year ago.  (See Attachment 7A)

Adjusted EBITDA in the quarter grew 1.9 percent to $196.6 million from the year-earlier $193.0 million. Fourth quarter results were hampered by higher raw material and freight costs, profit declines in Europe, and lower absorption of fixed manufacturing costs as inventories were reduced – resulting in higher in-period expenses. Adjusted EBITDA for the fourth quarter included a final insurance settlement from the 2005 hurricanes of $12.3 million. A significant portion of the insurance recovery was based on profitability lost due to damage and/or delay in start up of several large deepwater platforms that Nalco was either serving before the hurricane period or had been scheduled to begin serving in 2005.

Product and freight costs increased more than $20 million from the prior-year period. Actions to increase prices were taken during the fourth quarter, with most increases effective January 1.

Energy Services enjoyed organic growth of 8.4 percent in the period, led by double-digit gains in both North America and Asia.  Direct Contribution dollars increased 12.4 percent to $70.8 million.  Direct Contribution margins of 22.5 percent were flat to the same period of last year, primarily due to continued reinvestment in engineering resources to support ongoing growth.

Industrial and Institutional Services realized organic growth of 4.7 percent, ranging from significant double-digit growth in Latin America and high single digits in Asia, to a modest decline in Europe. Direct Contribution dollars increased 4.0 percent to $101.2 million.  Direct Contribution margins of 21.6 percent were 1.5 percentage points behind last year, as declines in Europe offset modest gains in other regions.

Paper Services organic revenues were essentially flat to last year’s fourth quarter. While the introduction of new technology and good spending controls drove improved Direct Contribution margin in North and Latin America, continued weakness in the European customer base and poor performance in Asia brought overall results to a 1.2 percentage point decline for the quarter and a $1.0 million drop in Direct Contribution dollars.

NALCO COMPANY

Free Cash Flow generation in the fourth quarter totaled $81.2 million. During the quarter, Nalco repurchased 3.1 million shares and bought an 87.5 percent interest in Mobotec USA.

The December acquisition of the Mobotec USA position, now Nalco Mobotec, added $2.5 million to sales in the final 21 days of the year and $0.45 million in EBITDA. Mobotec offers a wide range of solutions that save energy and reduce many critical pollutants, including greenhouse gases, nitrogen and sulfur oxides (NOx /SOx), mercury, hydrogen chloride and particulates. The acquisition expands Nalco’s sustainable technology offerings to help customers reduce water use, energy consumption and air emissions – adding innovative capabilities on the fire side of boilers to Nalco’s boiler water expertise.

2008 Outlook

Nalco’s key areas of focus in 2008 include:

•	Improving growth and profitability in the Company’s European business;

•	Additional price increases commensurate with any further raw material and freight cost increases;

•
Cost savings of at least $75 million and better leverage on selling and service expenses. Over the past four years, cost saving initiatives have led to average annual savings of $82 million, including $79 million in 2007;

•	Increasing company-wide focus on generating Free Cash Flow.

 “The year 2008 should be a good one for us,” observed Bell. “Although some of the world’s economies face weakening trends, we provide critical water treatment offerings that are needed almost independent of the business cycle. Our products and services generate energy and water savings that are all the more valuable in high energy cost environments. Process applications that depend more on customer production levels are highly concentrated in the strong upstream and downstream energy industries, along with the solid mining industry. Taken together, we expect continued solid top line growth.”

The Company’s expectations for Adjusted EBITDA take into account the expiration of its waste coal agglomeration/synfuel business. Without synfuels, 2007 sales would have been $3.833 billion and Adjusted EBITDA would have been $707 million.

During 2008, Adjusted EBITDA is targeted to grow at an 8 percent or better pace from that $707 million base.  This translates into diluted EPS growth of greater than 35 percent on a GAAP basis before considering the effect of any further share repurchase activity. “We are more cautious in our outlook than we have been in the past because of product cost increase potential, the potential for modest recession impacts and the time needed to drive improvements in Europe,” Bell stated.

NALCO COMPANY

Earnings from insurance recovery in 2007 will begin to be replaced by operating earnings as Gulf of Mexico platforms approach more normal levels of activity during 2008. “The Company also is working to replace earnings from synfuels, beginning with the exciting addition of Mobotec and with other growth strategies under development,” Bell noted.

Free Cash Flow growth is expected to be substantial in 2008. “Importantly, we expect to have fixed our receivables challenge. Bringing down our Days Sales Outstanding to year-end 2006 levels will generate in excess of $60 million in cash,” Bell said.  “This should offset the increase in receivables that would have been expected based on planned 2008 revenue growth. Added to higher cash earnings, Free Cash Flow is expected in the high $200 million range.”

Conference Call, Annual Meeting and Record Date

Nalco will discuss fourth quarter and full-year 2007 results in a conference call and audio-only Webcast to be held on Wednesday, Feb. 6 at 10:00 a.m. ET. Information on the conference call and Webcast is available on our Web site at www.nalco.com.

The Board of Directors has set the date for the annual meeting of shareholders for Friday, May 2, at 9:00 a.m., at Nalco headquarters in Naperville, Illinois. The record date to determine shareholders eligible to vote at the meeting is March 10.

About Nalco

Nalco is the world’s leading water treatment and process improvement company, delivering significant environmental, social and economic performance benefits to our customers. We help our customers reduce energy, water and other natural resource consumption, enhance air quality, minimize environmental releases and improve productivity and end products while boosting the bottom line. Together our comprehensive solutions contribute to the sustainable development of customer operations. More than 11,500 Nalco employees operate in 130 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers to serve a broad range of end markets. In 2007, Nalco achieved sales of more than $3.9 billion. For more information visit www.nalco.com.

Several non-GAAP measures are discussed in today’s press release.  Management believes that discussion of these measures provides investors with additional insight into the ongoing operations of Nalco Holding Company.  Non-GAAP measures are reconciled to the closest GAAP measure in schedules attached to this press release, which may also be found at www.nalco.com.   Adjusted EBITDA is a non-GAAP measure used to determine compliance with the Company’s debt covenants.  Reconciliation to net earnings is included in Attachment 5.  Free Cash Flow is reconciled on Attachment 6 to Cash from Operations as shown on Nalco’s Cash Flow Statement, and is defined as Cash from Operations less Capital Expenditures and Minority Interest charges.  Adjustments to net earnings are identified in Attachments 7A and 7B.  The adjustments represent those items included in Nalco’s income statement that are either one-time in nature, support incremental cost reduction programs, or – in the case of the profit-sharing reimbursements by our former owner – are unusual when compared to other companies.  In addition, Nalco discusses sales growth in terms of nominal (actual) and organic (nominal less foreign currency and acquisition/divestiture/merger/joint venture impacts). The non-GAAP measures should not be viewed as alternatives to GAAP measures of performance.  Furthermore, these measures may not be consistent with similar measures provided by other companies.

NALCO COMPANY

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the regulation or  value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Attachments

1.	Condensed Consolidated Balance Sheets (Unaudited)
2.	Condensed Consolidated Statements of Operations (Unaudited)
3.	Condensed Consolidated Statements of Cash Flows (Unaudited)
4.	Segment Information (Unaudited)
5.	EBITDA and Adjusted EBITDA (Unaudited)
6.	Free Cash Flow (Unaudited)
7.	Earnings Per Share and Share Base (Unaudited)

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)

	(Unaudited) December 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$119.9	$37.3
Accounts receivable, less allowances of $19.5 in 2007 and $19.0 in 2006	805.6	695.3
Inventories:
Finished products	268.9	264.5
Materials and work in process	81.5	76.2
	350.4	340.7
Prepaid expenses, taxes and other current assets	112.6	94.1
Total current assets	1,388.5	1,167.4

Property, plant, and equipment, net	762.3	743.4
Intangible assets:
Goodwill	2,459.8	2,299.9
Other intangibles, net	1,121.4	1,169.5
Other assets	246.6	276.3
Total assets	$5,978.6	$5,656.5

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$316.4	$288.2
Short-term debt	130.4	150.2
Other current liabilities	322.5	281.0
Total current liabilities	769.3	719.4

Other liabilities:
Long-term debt	3,193.7	3,038.6
Deferred income taxes	327.5	314.3
Accrued pension benefits	314.4	430.7
Other liabilities	234.7	250.0

Minority interest	21.2	12.6
Shareholders’ equity	1,117.8	890.9
Total liabilities and shareholders’ equity	$5,978.6	$5,656.5

ATTACHMENT 1

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in millions, except per share data)

	Three Months ended December 31, 2007	Three Months ended December 31, 2006	Year ended December 31, 2007	Year ended December 31, 2006
Net sales	$1,034.1	$946.8	$3,912.5	$3,602.6
Operating costs and expenses:
Cost of product sold	565.7	511.6	2,154.1	1,992.3
Selling, administrative, and research expenses	327.0	285.8	1,204.8	1,097.7
Amortization of intangible assets	15.9	17.7	62.1	70.1
Business optimization expenses	5.8	0.9	15.3	9.5
Total operating costs and expenses	914.4	816.0	3,436.3	3,169.6

Operating earnings	119.7	130.8	476.2	433.0

Other income (expense), net	(2.6)	(3.8)	(4.8)	(4.4)
Interest income	1.9	2.7	9.1	9.1
Interest expense	(68.4)	(68.7)	(274.0)	(272.0)

Earnings before income taxes and minority interests	50.6	61.0	206.5	165.7

Income tax provision	16.9	20.4	69.3	58.9

Minority interests	(2.6)	(2.7)	(8.2)	(7.9)

Net earnings	$31.1	$37.9	$129.0	$98.9

Net earnings per share:
Basic	$0.22	$0.26	$0.90	$0.69
Diluted	$0.22	$0.26	$0.88	$0.67
Weighted-average shares outstanding (millions):
Basic	141.2	143.0	143.2	143.0
Diluted	144.2	147.0	146.7	146.7
Cash dividends declared per share	$0.035	$-	$0.14	$-

  ATTACHMENT 2

NALCO COMPANY

  Nalco Holding Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
  (dollars in millions)

	Year ended December 31, 2007	Year ended December 31, 2006
Operating activities
Net earnings	$129.0	$98.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	132.3	131.0
Amortization	62.1	70.1
Amortization of deferred financing costs and accretion of senior discount notes	45.1	43.5
Other, net	5.9	(6.8)
Changes in operating assets and liabilities	(51.0)	(51.9)
Net cash provided by operating activities	323.4	284.8

Investing activities
Additions to property, plant, and equipment, net	(114.6)	(93.4)
Business purchase, net of cash acquired	(28.3)	(6.4)
Other	1.2	0.2
Net cash used for investing activities	(141.7)	(99.6)

Financing activities
Cash dividends	(15.1)	-
Changes in short-term debt, net	13.6	30.8
Proceeds from long-term debt	50.2	-
Repayments of long-term debt	(40.1)	(205.6)
Purchases of treasury stock	(108.0)	-
Other	(5.9)	(4.8)
Net cash used for financing activities	(105.3)	(179.6)
Effect of exchange rate changes on cash and cash equivalents	6.2	0.9
Increase in cash and cash equivalents	82.6	6.5
Cash and cash equivalents at beginning of period	37.3	30.8
Cash and cash equivalents at end of period	$119.9	$37.3

  ATTACHMENT 3

NALCO COMPANY

  Nalco Holding Company and Subsidiaries
Segment Information
(Unaudited)
  (dollars in millions)

Net sales by reportable segment were as follows:
	Three Months ended December 31, 2007	Three Months ended December 31, 2006	Year ended December 31, 2007	Year ended December 31, 2006
Industrial and Institutional Services	$468.2	$421.8	$1,760.9	$1,605.1
Energy Services	315.1	279.8	1,180.1	1,053.2
Paper Services	194.3	186.9	748.4	722.9
Other	56.5	58.3	223.1	221.4
Net sales	$1,034.1	$946.8	$3,912.5	$3,602.6

The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings before income taxes and minority interests:

	Three Months ended December 31, 2007	Three Months ended December 31, 2006	Year ended December 31, 2007	Year ended December 31, 2006
Segment direct contribution:
Industrial and Institutional Services	$101.2	$97.3	$387.6	$360.6
Energy Services	70.8	63.0	257.8	225.2
Paper Services	32.0	33.0	118.2	115.2
Other*	(17.9)	(5.8)	(71.7)	(56.1)
Capital charge elimination	23.2	19.6	86.2	77.1
Total segment direct contribution	209.3	207.1	778.1	722.0

Expenses not allocated to segments:
Administrative expenses	67.9	57.7	224.5	209.4
Amortization of intangible assets	15.9	17.7	62.1	70.1
Business optimization expenses	5.8	0.9	15.3	9.5
Operating earnings	119.7	130.8	476.2	433.0
Other income (expense), net	(2.6)	(3.8)	(4.8)	(4.4)
Interest income	1.9	2.7	9.1	9.1
Interest expense	(68.4)	(68.7)	(274.0)	(272.0)
Earnings before income taxes and minority interests	$50.6	$61.0	$206.5	$165.7
* Includes certain costs not allocated to segments, but deducted in arriving at direct contribution.

ATTACHMENT 4

NALCO COMPANY

Nalco Holding Company and Subsidiaries
EBITDA and Adjusted EBITDA
(Unaudited)
  (dollars in millions)

	Three Months ended December 31, 2007	Three Months ended December 31, 2006	Year ended December 31, 2007	Year ended December 31, 2006
Net earnings	$31.1	$37.9	$129.0	$98.9
Income tax provision	16.9	20.4	69.3	58.9
Interest expense, net of interest income	66.5	66.0	264.9	262.9
Depreciation	35.3	33.5	132.3	131.0
Amortization	15.9	17.7	62.1	70.1
EBITDA	165.7	175.5	657.6	621.8

Business optimization expenses	5.8	0.9	15.3	9.5
Asset write-offs	-	1.1	-	2.5
Profit sharing expense funded by Suez	6.0	4.8	19.1	17.2
Pension settlements/curtailments	0.4	1.3	0.5	1.7
Franchise taxes	0.7	0.1	3.0	2.5
Non-cash rent expense	(1.8)	(1.8)	1.6	1.6
Non-wholly owned entities	1.0	2.7	3.1	5.8
Loss (gain) on sale, net of expenses	1.1	3.7	2.0	6.0
Other unusual charges*	17.7	4.7	27.6	11.5
Adjusted EBITDA	$196.6	$193.0	$729.8	$680.1

* Three months and year ended December 31, 2007 includes $12.0 million non-cash charge resulting from grant of non-vested common stock to our recently retired Chairman and Chief Executive Officer.

ATTACHMENT 5

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Free Cash Flow
(Unaudited)
(dollars in millions)

	Three Months ended December 31, 2007	Three Months ended December 31, 2006	Year ended December 31, 2007	Year ended December 31, 2006
Net cash provided by operating activities	$128.1	$81.9	$323.4	$284.8
Minority interests	(2.6)	(2.7)	(8.2)	(7.9)
Additions to property, plant and equipment, net	(44.3)	(33.8)	(114.6)	(93.4)
Free cash flow	$81.2	$45.4	$200.6	$183.5

ATTACHMENT 6

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Earnings Per Share and Share Base
(Unaudited)
(dollars in millions, except per share data)

		Three Months ended December 31, 2007		Three Months ended December 31, 2006
		Actual	Per Share*	Actual	Per Share*
Net earnings		$31.1	$0.22	$37.9	$0.26

Net earnings was reduced by the following items (after tax):
Business optimization expenses	Bus Opt Exp	$3.8	$0.03	$0.6	$-
Profit sharing expense funded by Suez	COGS/SGA	3.9	0.03	3.2	0.02
Other unusual charges (1)	COGS/SGA/OIOE	11.5	0.08	3.1	0.02
		$19.2		$6.9

Memo Only
Net earnings was reduced by the following items (pre tax):
Business optimization expenses	Bus Opt Exp	$5.8	$0.04	$0.9	$0.01
Profit sharing expense funded by Suez	COGS/SGA	6.0	0.04	4.8	0.03
Other unusual charges (1)	COGS/SGA/OIOE	17.7	0.12	4.7	0.03
		$29.5		$10.4

Weighted-average shares outstanding (millions):
Basic		141.2		143.0
Diluted		144.2		147.0

* Diluted

(1) After-tax and pre-tax amounts for the three months ended December 31, 2007 include $7.4 million and $12.0 million, respectively, resulting from grant of non-vested common stock to our recently retired Chairman and CEO.

ATTACHMENT 7A

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Earnings Per Share and Share Base
(Unaudited)
  (dollars in millions, except per share data)

		Year ended December 31, 2007		Year ended December 31, 2006
		Actual	Per Share*	Actual	Per Share*
Net earnings		$129.0	$0.88	$98.9	$0.67

Net earnings was reduced by the following items (after tax):
Business optimization expenses	Bus Opt Exp	$11.9	$0.08	$6.1	$0.04
Profit sharing expense funded by Suez	COGS/SGA	12.4	0.09	11.2	0.08
Other unusual charges (1)	COGS/SGA/OIOE	18.0	0.12	7.5	0.05
		$42.3		$24.8

Memo Only
Net earnings was reduced by the following items (pre tax):
Business optimization expenses	Bus Opt Exp	$15.3	$0.10	$9.5	$0.06
Profit sharing expense funded by Suez	COGS/SGA	19.1	0.13	17.2	0.12
Other unusual charges (1)	COGS/SGA/OIOE	27.6	0.19	11.5	0.08
		$62.0		$38.2

Weighted-average shares outstanding (millions):
Basic		143.2		143.0
Diluted		146.7		146.7

* Diluted

(1) After-tax and pre-tax amounts for the year ended December 31, 2007 include $7.4 million and $12.0 million, respectively, resulting from grant of non-vested common stock to our recently retired Chairman and CEO.

ATTACHMENT 7B